UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2015

TRI Pointe Homes, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-35796	27-3201111
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19540 Jamboree Road, Suite 300, Irvine, California		92612
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (949) 478-8600

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)	Approval of 2015 Executive Officer Long-Term Incentive Program

On February 27, 2015, TRI Pointe Homes, Inc. (the “Company”) approved increases in the base salaries of the Company’s General Counsel and Chief Accounting Officer, of $25,000, and $50,000, respectively. The Company also awarded restricted stock units to these officers, vesting 1/3 each year beginning on the first anniversary of the date of the awards. In addition, the Company established a performance metric of pre-tax income for the Company’s 2015 annual incentive program for all executive officers. The payout percentages of base salary for the General Counsel is 30% at threshold (75% of plan), 60% at target (100% of plan) and 120% at maximum (125% of plan). The payout percentages for the Chief Accounting Officer are 37.5%, 75%, and 150%, respectively at threshold, target and maximum. As long as the threshold is met, a multiple of 1.2 will be automatically applied to the payouts, subject to the negative discretion of the Compensation Committee to eliminate or reduce the multiple based on individual performance.

These changes in target total annual compensation are summarized in the table below.

2015 Total Target Compensation by Element
Executive	Base Salary	Target Annual Incentive(1)	Long-term Incentive(2)	Total
Bradley W. Blank (GC)	$350,000	$210,000	$200,000	$760,000
Glenn F. Keeler (CAO)	$250,000	$187,500	$200,000	$637,500

(1)	Before application of automatic multiple of 1.2.
(2)	The number of performance restricted stock units and restricted stock units awarded will be based on the closing price of the Company’s common stock on March 5, 2015, the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 5, 2015

TRI Pointe Homes, Inc.

By	/s/ Bradley W. Blank
Bradley W. Blank Vice President, General Counsel and Secretary